Exhibit 99.3

CONSENT OF HOVDE GROUP, LLC

We hereby consent to the inclusion of our fairness opinion to the Board of Directors of Hometown Bancshares, Inc. (the “Company”) as Appendix B to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed merger of the Company with and into First Community Bankshares, Inc. and to the reference to our firm’s name and such opinion in such Registration Statement. In giving such consent, we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”).

Hovde Group, LLC

Dated: September 11, 2025